EXHIBIT 10.a

CROWN Holdings, Inc One Crown Way Philadelphia, PA 19154-4599 Tel: 215-698-5100

Mr Didier SOURISSEAU

Dear Didier:

We are pleased to confirm our employment offer to you with effect from April 1, 2017. The terms and conditions associated with this offer of employment are described in this document, together with its various appendices (collectively, the “Agreement”).
By signing this Agreement, you, Crown Holdings, Inc. (“Crown”) and Crown Packaging European Division GMBH (“CPED” and together with Crown, the “Company”) enter into an employment contract and agree that this Agreement, together with any other documents or general Company policies referred to herein, constitutes the entire agreement and understanding among the parties with respect to your employment with the Company. For purposes of this Agreement, Crown and CPED may act on the other’s behalf with full authority and binding effect. This Agreement supersedes all prior agreements or understandings between you and the Company with respect to your employment. All capitalized terms that are not otherwise defined shall have the meanings set forth in Appendix I.
In consideration of the promises and mutual covenants contained herein and intending to be legally bound, the parties agree as follows:

1.
Position. You are appointed to the position of President-European Division and will report to the Executive Vice-President and Chief Operating Officer of Crown, who will determine your duties and responsibilities, as well as your specific objectives to be achieved.

2.
Duration. This Agreement is concluded for an indefinite period of time, and, unless sooner terminated as provided in Section 17 and Appendix II, will end without notice at the end of the month during which you reach age 65 (your “Normal Retirement Date”) (the “Term”).

3.	Probation. There will be no probationary period.

4.
Location. Your normal place of employment is located in the canton of Zug, Switzerland, although your job will require business travel as appropriate according to the terms of the Company Business Travel & Expense Reimbursement Policy.

5.
Working Time. Normal office working time is 40 hours per week. Given the nature of your position, you are expected to devote such time as is necessary to the performance of your duties. Any overtime work or additional tasks performed will be fully compensated by the salary according to the paragraph below.

6.
Salary. You will be paid an annual gross salary of 500,000 CHF (the “Base Salary”) which will be paid in twelve equal installments by bank transfer at the end of each calendar month. Salaries are reviewed annually on January 1st. Increases are not automatic and any increase determined will be communicated to you in writing. Effective as of the date of any such increase, the Base Salary as so increased shall be considered the new Base Salary for all purposes of this Agreement.

7.
Incentive. During the Term, you will participate in an annual discretionary incentive bonus plan according to the management incentive policy as established from time to time by the Compensation Committee of Crown (the “Committee”). Any such bonus payment is hereinafter referred to as the “Incentive Bonus Payment.” Such plan is by its nature discretionary and the Committee reserves the right to modify the nature and terms of the incentive plan from time to time and will inform you accordingly. Your target bonus percentage shall be 80% of your Base Salary or such other percentage determined by the Committee.

8.
Equity Compensation. During the Term, you shall be eligible to participate in Crown’s equity-based incentive plans as maintained by Crown from time to time for the benefit of senior executives at such level as determined by the Committee.

9.
Deductions. The Company will deduct from your gross salary, as well as from any bonus paid, all applicable employee contributions, i.e. social security schemes (AHV/IV, EO, ALV), the premiums for the pension fund (BVG) as well as the applicable taxes, if any, payable by you in accordance with the respective Swiss laws and regulations.

10.	Seniority. In assessing your rights based on seniority the date of 1 April 1991 will be taken into consideration.

11.
Expenses. You will be entitled to reimbursement for all expenses incurred in the ordinary course of your job. Terms and conditions of the Company’s expense reimbursement regulations (as detailed in the CFAP as amended from time to time) will apply.

12.	Car. You will be provided with a company car in line with the CPED car policy

13.	Vacation. You will be entitled to 25 days paid vacation per calendar year. In the event of termination of your employment during the year, your holiday entitlement will be proportional.

14.
Sickness and Accident Cover. If during the Term, you incur a Short-Term Disability, you will be entitled to the continuation of your Base Salary and incentive payments, if any, for a period of up to six months during each incident of Short-Term Disability, payable in accordance with CPED’s normal payroll practices, provided that all payments under this provision shall be reduced dollar-for-dollar by any other short-term disability benefits you receive under any other Company-sponsored or government-mandated plan, including but not limited to the daily sickness benefits and accident insurance and shall cease as of the earliest of your cessation of Short-Term Disability, the occurrence of Total Disability, death or attainment of your Normal Retirement Date. As a CPED employee, you are insured under a daily sickness benefits insurance against loss of income resulting in case of sickness, replacing the Company’s respective statutory obligation. The commencement, duration and extent of insurance coverage as well as the benefits are according to the insurance policy. The premiums for the daily sickness benefits insurance shall be borne by CPED.

You are insured against occupational and non-occupational accidents and against occupational diseases in accordance with the statutory provisions in Switzerland. There is additional accident insurance in place to increase coverage above the maximum salary statutorily insured. The commencement, duration and extent of insurance coverage as well as the additional benefits are according to the insurance policy. The premiums for these insurances shall be borne by CPED. All benefits payable under such insurance will reduce dollar-for-dollar the Total Disability benefits that you are entitled to under this Agreement.

If you are unable to attend work due to sickness or accident or any other reason, you must immediately notify CPED’s Human Resource Department indicating the reason for being absent at that time and the likely duration of the absence. You must keep CPED’s Human Resource Department informed as to the continuation and likely duration of the absence. If you are unable to work due to illness or an accident, for more than three working days, a medical certificate from your doctor must be provided to CPED. In any event, CPED has the right to have you examined by a doctor of its choice and at its expense.

15.	Health Insurance. Swiss law requires that you insure yourself and your family for medical purposes (except accident insurance which is covered in Section 14).

16.
Retirement Benefits. You are required to participate in the second pillar pension arrangement provided by CPED in accordance with Swiss law. The management of the pension fund and of your and CPED’s contributions to it are according to the applicable regulations of CPED’s pension fund institution. A document describing the pension arrangements will be provided to you. In addition, you shall also be eligible to participate in Crown’s Senior Executive Retirement Plan (the “SERP”) under the terms of such plan as in effect from time to time. All Company-funded benefits under the second pillar pension arrangement to which you are entitled will reduce dollar-for-dollar your benefits under the SERP.

17.
Termination and Severance. Your notice period is one month on either side to any day of the month; provided that during such notice period, the Company, in its absolute discretion, may relieve you of all your duties, responsibilities and authority with respect to the Company and may restrict your access to Company property. In other words, in the event that either you or CPED or Crown decide to terminate your employment, the terminating party must give the other party one month’s notice in writing. In the event of a dismissal or redundancy or other event of termination described in Appendix II, you may be entitled to the severance benefits described in such Appendix. This entitlement to payment is subject to your compliance with all duties and obligations under this Agreement. Applicable statutory social security contributions and taxes will be deducted from any gross termination payment.

18.
Data Protection. The Company undertakes to keep data it holds regarding you confidential. You agree, however, that the Company may forward data concerning you to its affiliated companies in Switzerland and abroad to the extent that it is necessary for the proper functioning of the administration of this contract and of the management of the Company’s affairs.

19.
Intellectual Property. The rights to all inventions and designs related to any of the businesses of the Company or its affiliates, made or conceived in part or wholly by you individually or jointly during the Term belong to the Company regardless of whether they are legally protected.

Other rights to any work products and any know-how which you create or in which creation you participate while performing your employment activity belong exclusively to the Company. To the extent that work products (e.g., software, reports, documentations) are protected by copyrights, you hereby assign to the Company any and all rights related to such work products, particularly the copyright and any and all rights of use, including the rights of production and duplication, of publishing, to use, to license or to sell, to distribute over data or online media, to modify and develop further as well to develop new products on the basis of your work product or on the basis of parts of such work product.
You waive the right to be named as author or inventor.
The Company is not obligated to exercise its rights set forth in the preceding paragraphs. The Company is entitled to designate itself as the exclusive owner of the patent rights, copyrights and other rights related to the work products.

20.
Business Conduct and Ethics Policy. The Company is committed to conducting business in an ethical manner. The Policy can be viewed on the Company Intranet and you are required to reacquaint yourself with it from time to time.

21.
Exclusivity and Conflicts of Interest. You agree to perform the work assigned to you diligently and carefully and to observe in good faith directives and specific instructions. You acknowledge that your function requires an exacting degree of loyalty to the Company and you agree to refrain from any activities which could have an adverse effect on or conflict with the interests of the Company or its affiliates. In the event of a conflict of interest arising, you agree to inform your direct manager immediately,

In particular, you agree that you will not:

•
directly or indirectly advise, provide your services as a president, member of the board of directors, employee, agent etc. to or perform duties for another firm, person, company or other organization (against payment or without payment) without the prior written permission of the Company;

•	possess an equity investment of more than 1% of the voting capital of any organisation with which the Company or any affiliate of the Company keeps business relations or is in competition;

•
accept any payments, gifts, loans or other benefits in connection with your services under this Agreement, except for usual complimentary gifts of low value at the end of the year or at closing of a project;

•	transact private investments or build up business relations which may compromise the interests of the Company and its affiliates on your behalf or for your own account.

22.
Confidential Information. During the Term and after its termination, you shall neither communicate to third parties nor make use of any confidential information which you learn during your working relation with the Company. Confidential information will comprise anything for which it cannot be shown that it was already in the public domain at the relevant point in time, particularly information about any kind of know-how (e.g., inventions, developments, data collections, procedures and concepts, business relationships and clients) which is relevant for the Company or for persons who stand in relation or cooperate with the Company. Notwithstanding the foregoing, (i) nothing in this Section or Agreement shall prohibit you from reporting possible violations of federal law or regulation to any governmental agency or entity or self-regulatory organization or making disclosures that are protected under the whistleblower provisions of applicable law or regulation (and you shall not be required to obtain the written consent of the Company prior to making any such reports or disclosures); and (ii) in accordance with the Defend Trade Secrets Act of 2016, (A) you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (I) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (II) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (B) if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose a trade secret to your attorney and use the trade secret information in the court proceeding, if you file any document containing the trade secret under seal and do not disclose the trade secret except pursuant to court order.

23.
Non-competition. By and in consideration of the compensation to be provided by the Company hereunder, including the severance arrangements set forth in Appendix II, and further in consideration of your exposure to the proprietary information of the Company, you agree, unless you request in writing to the Board, and you are thereafter authorized in writing to do so by the Board, that (a) during your employment under this Agreement, and (b)(i) for the one year period following your termination of employment prior to a Change in Control or (ii) the two year period following your termination of employment following a Change in Control, you shall not directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed or otherwise connected in any manner with, including without limitation as a consultant, any business which at any relevant time during said period directly or indirectly competes with the Company or any of its affiliates in any country in or for which, in the 12 months prior to the last day of employment, you carried out duties for; and/or were involved in the development of business for; and/or had in other ways an insight into customer or business data of, the Company of its subsidiaries, parents and affiliates. Notwithstanding the foregoing, you shall not be prohibited during the non-

competition period described above from being a passive investor where you own not more than five percent of the issued and outstanding capital stock of any publicly-held company. You further agree that during said period, you shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of the Company or any of its affiliates to terminate employment with the Company or any of its affiliates or hire any employee of the Company or any of its affiliates.

You acknowledge and undertake that the Company is entitled to redemption of liquidated damages of ½ of your Base Salary for the preceding year in each case of a violation of your obligations under this Section 23. Each month of continued violation will be viewed as a new case of violation. Payment of liquidated damages does not relieve you from your obligations under this Section which may be enforced by the Company.
In addition, the Company is entitled to request redemption of additional damages from you as well as the cessation of the activities, which are seen as being in defiance of these restraints of employment.

24.
Non-disparagement. You shall not, whether in writing or orally, in any forum, malign, denigrate or disparage the Company, its affiliates or any of their respective predecessors or successors, or any of the current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, with respect to any of their respective past or present activities, or otherwise publish (whether in writing or orally) in any forum statements that tend to portray any of the aforementioned parties in an unfavorable light. Disclosure of information that you are required to disclose pursuant to any applicable law, court order, subpoena, compulsory process of law or governmental decree shall not constitute a violation or breach of this Section; provided that you deliver written notice of such required disclosure to the Company or its designee promptly before making such disclosure if such notice is not prohibited by applicable law, court order, subpoena, compulsory process of law or governmental decree.

25.
Company Property. The Company will provide you with all equipment necessary for the proper execution of your duties. Upon notice of termination of your employment, or at any time upon the request of the Company, you will return all equipment, work products and documents concerning or belonging to the Company. This includes cars, computers, telephones, etc. It also includes computer equipment and files, source codes and documentation. It is understood and agreed that copying or duplicating of such work products and records for private or other purposes is not permissible.

26.	Amendments. This Agreement may be amended, modified or superseded only by a written instrument executed by both of the parties hereto.

27.
Assignability. This Agreement shall not be assignable, in whole or in part, by either party, without the prior written consent of the other party, provided that (i) this Agreement shall be binding upon and shall be assigned by Crown to any person, firm or corporation with which Crown may be merged or consolidated or which may acquire all or substantially all of the assets of Crown, or its successor (“Crown’s Successor”), (ii) Crown shall require Crown’s Successor to expressly assume in writing all of Crown’s obligations under this Agreement and (iii) Crown’s Successor shall be deemed substituted for Crown for all purposes of this Agreement.

28.	Survival. This Agreement will survive the termination of your employment to the extent necessary to fulfil the purposes and intent of this Agreement.

29.
Invalidity of Portion of Agreement. If any provision of this Agreement or the application thereof to either party shall be invalid or unenforceable to any extent, the remainder of this Agreement shall not be affected thereby and shall be enforceable to the fullest extent of the law. If any clause or provision hereof is determined by any court of competent jurisdiction to be unenforceable because of its scope or duration, the parties expressly agree that such court shall have the power to reduce the duration and/or restrict the scope of such clause or provision to the extent necessary to permit enforcement of such clause or provision in reduced or restricted form.

30.	Documents. The following documents (the Documents) will be provided to you:

•	Expense reimbursement regulations

•	Accident insurance regulations

•	Daily sickness benefits insurance regulations

•	Pension fund regulations

The Company reserves the right to modify these Documents from time to time as it deems appropriate.

31.
Jurisdiction. The provisions of this Agreement related to your basic terms and conditions of employment will be governed by and construed in accordance with the laws of Switzerland. However, all provisions of this Agreement related to your termination of employment under Appendix II shall be governed by the laws of the Commonwealth of Pennsylvania without reference to principles of conflict of laws. The place of jurisdiction for all disputes arising out of or in connection with this Agreement, including disputes on its conclusion, binding effect, amendment and termination, shall be either the domicile of the Company or the employee’s ordinary place of work for the Company.

This Agreement has been executed in two (2) originals.

Crown Holdings, Inc.

/s/ Timothy J. Donahue
Timothy J. Donahue
President and Chief Executive Officer

Crown Packaging European Division GMBH

/s/ John Beardsley
John Beardsley

/s/ Didier Sourisseau
Didier SOURISSEAU

Appendix I: Defined Terms
Appendix II: Termination and Severance Provisions

Appendix I
Defined Terms
For purposes of the Agreement, the following terms shall have the meanings set forth below:
1.    “Board” shall mean the Board of Directors of Crown.
2.    “Cause” shall mean the termination of your employment with the Company as a result of:
(a)    your willful failure to perform such services as may be reasonably delegated or assigned to you by the Board, Crown’s Chief Executive Officer or any other executive to whom you report;

(b)    your continued failure to devote your full-time best effort to the performance of your duties under the Agreement (other than any such failure resulting from your incapacity due to physical or mental illness);

(c)    your breach of any provision of Sections 19, 20, 21, 22, 23, 24 or 25 of the Agreement;

(d)    your willful engaging in misconduct which is materially injurious to the Company or any of its affiliates, monetarily or otherwise; or

(e)    your conviction of, or a plea of nolo contendere to, a felony or a crime involving moral turpitude.

3.    “Change in Control” shall mean any of the following events:
(a)    a “person” (as such term is used in Sections 13(d) and 14(d) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of Crown in substantially the same proportions as their ownership of stock of Crown, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Crown representing 50% or more of the combined voting power of Crown’s then outstanding securities; or

(b)    during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with Crown to effect a transaction described in paragraph (a), (c) or (d) hereof) whose election by the Board or nomination for election by Crown’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c)    Crown merges or consolidates with any other corporation, other than in a merger or consolidation that would result in the voting securities of Crown outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 75% of the combined voting power of the voting securities of Crown or such surviving entity outstanding immediately after such merger or consolidation; or

(d)    the complete liquidation of Crown or Crown sells or otherwise disposes of all or substantially all of Crown’s assets.

4.    “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.
5.    “Good Reason” shall mean:
(a)    the assignment to you, without your express written approval, of duties or responsibilities, inconsistent, in a material respect, with your title and position on the date of a Change in Control or a material reduction in the your duties, responsibilities or authority from those in effect on the date of a Change in Control;

(b)    following a Change in Control, a reduction by the Company in your Base Salary or in the other compensation and benefits, in the aggregate, payable to you, or a material adverse change in the terms or conditions on which any such compensation or benefits are payable;

(c)    following a Change in Control, the Company’s failure, without your express consent, to pay you any amounts otherwise vested and due hereunder or under any plan or policy of the Company;

(d)    following a Change in Control, a relocation of your primary place of employment, without your express written approval, to a location more than 20 miles from the location at which you performed your duties on the date of such Change in Control; or

(e)    the failure or refusal of Crown’s Successor (as defined in Section 27 of the Agreement) to expressly assume your Agreement in writing, and all of the duties and obligations of the Company hereunder in accordance with Section 27.

6.    “Short-Term Disability” shall mean your temporary incapacity that, as determined by the Board in a uniformly-applied manner, renders you temporarily incapable of engaging in your usual executive function and as a result, you are under the direct care and treatment of a physician who certifies to such incapacity.
7.    “Total Disability” shall mean that a qualified physician designated by the Company has determined that you:

(a)    are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

(b)    are by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

Appendix II
Termination and Severance
The consequences with respect to your compensation and benefits of the termination of your employment in accordance with Section 17 of the Agreement or an event specified below shall be as follows:
1.    Death. Your employment under this Agreement shall terminate immediately upon your death, and the Company shall have no further obligations under this Agreement, except to pay to your estate (or your beneficiary, as may be appropriate) (a) any Base Salary earned through your date of death, to the extent theretofore unpaid, (b) a pro-rated discretionary Incentive Bonus Payment for the year in which your death occurs, equal to the product of (i) the actual Incentive Bonus Payment for the year of termination multiplied by (ii) a fraction, the numerator of which is the number of completed days in the year of termination during which you were employed by the Company and the denominator of which is 365, and provided that such amount will be paid in the normal course and shall only be paid if you would have become entitled to such amount if you had not terminated yours employment, and (c) such retirement and other benefits earned and vested (if applicable) by you as of the date of your death under any U.S. law governed employee benefit plan of the Company in which you participate, including without limitation all vested benefits due under the SERP and other U.S. retirement plans, all of the foregoing to be paid in the normal course for such payments and in accordance with the terms of such plans.
2.    Disability. In the event that your employment under this Agreement is terminated because of your Total Disability, the Company shall have no further obligations under this Agreement, except to pay to you (a) any Base Salary earned through the date of such termination, to the extent theretofore unpaid, (b) Total Disability benefits as described below, (c) a pro-rated discretionary Incentive Bonus Payment equal to the product of (i) the actual Incentive Bonus Payment for the year of termination multiplied by (ii) a fraction, the numerator of which is the number of completed days in the year of termination during which you were employed by the Company and the denominator of which is 365, and provided that such amount will be paid in the normal course and shall only be paid if you would have become entitled to such amount if you had not terminated your employment, and (d) such retirement and other benefits earned and vested (if applicable) by you as of the date of the termination of your employment under any U.S. law governed employee benefit plan of the Company in which you participate, including without limitation all vested benefits due under the SERP and other U.S. retirement plans, all of the foregoing to be paid in the normal course for such payments and in accordance with the terms of such plans. In the event that you incur a Total Disability, you shall be entitled to an annual disability benefit equal to 75% of your Base Salary, payable in accordance with the Company’s normal payroll practices, provided that all payments under this provision shall be reduced dollar-for-dollar by any government-provided disability benefits and any other long-term disability benefits you are entitled to under any other Company-sponsored or Company funded long-term disability plan or arrangements and shall cease as of the earliest of your cessation of Total Disability, death or attainment of your Normal Retirement Date.

3.    Retirement. Your voluntary termination of employment at a time when you have attained age 58 and completed 15 years of service with the Company shall be treated as a retirement termination under this Agreement. Unless Section 7 of this Appendix II is applicable, upon such termination, the Company shall have no further obligations under this Agreement, except to pay to you (a) any Base Salary earned through the date of your retirement, to the extent theretofore unpaid, (b) a pro-rated discretionary Incentive Bonus Payment equal to the product of (i) the actual Incentive Bonus Payment for the year of termination multiplied by (ii) a fraction, the numerator of which is the number of completed days in the year of termination during which you were employed by the Company and the denominator of which is 365, and provided that such amount will be paid in the normal course and shall only be paid if you would have become entitled to such amount if you had not terminated your employment, and (c) such retirement, incentive and other benefits earned and vested (if applicable) by you as of the date of your retirement under any U.S. law governed employee benefit plan of the Company in which you participate, including without limitation all vested benefits due under the SERP and other U.S. retirement plans, all of the foregoing to be paid in the normal course for such payments and in accordance with the terms of such plans.
4.    Voluntary Termination. Upon your voluntary termination of employment, unless either Section 3 or Section 7 of this Appendix II are applicable, the Company shall have no further obligations under this Agreement except to pay to you (a) any Base Salary earned to the date of your termination of employment, to the extent theretofore unpaid, (b) a pro-rated discretionary Incentive Bonus Payment equal to the product of (i) your target Incentive Bonus Payment for the year of termination multiplied by (ii) a fraction, the numerator of which is the number of completed days in the year of termination during which you were employed by the Company and the denominator of which is 365, and provided that such amount will be paid in the normal course and shall only be paid if you would have become entitled to such amount if you had not terminated your employment, and (c) such retirement and other benefits earned by you and vested (if applicable) as of the date of the termination of your employment under the terms of any U.S. law governed employee benefit plan of the Company in which you participate, including without limitation all vested benefits due under the SERP and other U.S. retirement plans, all of the foregoing to be paid in the normal course for such payments and in accordance with the terms of such plans.
5.    Involuntary Termination by the Company for Cause. Upon termination of your employment by the Company for Cause, the obligations of the Company under this Agreement shall terminate, except for the obligation to pay to you (a) any Base Salary earned through the date of such termination, to the extent theretofore unpaid, and (b) such retirement and other benefits earned and vested (if applicable) by you as of the date of the termination of your employment under the terms of any U.S. law governed employee benefit plan of the Company in which you participate, all of the foregoing to be paid in the normal course for such payments and in accordance with the terms of such plans.
6.    Involuntary Termination by the Company without Cause. Upon termination of your employment by the Company without Cause at any time other than the 12-month period following a Change in Control, the Company’s obligations under this Agreement shall terminate except for the Company’s obligation to pay you the following: (a) any Base Salary earned through the date of your termination of employment, to the extent theretofore unpaid, (b) a pro-rated Incentive Bonus Payment equal to the product of (i) the actual discretionary Incentive Bonus Payment for the year of termination multiplied by (ii) a fraction, the numerator of which is the number of completed days in the year of termination during which you were employed by the Company and the denominator of which is 365, and provided that such amount will be paid in the normal course and shall only be paid if you would have become entitled to such amount if you had not terminated your employment, (c) a lump-sum payment equal to your Base Salary, payable within 60 days following your termination of employment, and (d) such retirement and other benefits earned by you and vested (if applicable) as of the date of the termination of your employment under the terms of any U.S. law governed employee benefit plan of the Company in which you participate, including without limitation all vested benefits due under the SERP and other U.S. retirement plans all of the foregoing to be paid in the normal course for such payments and in accordance with the terms of such plans. In no event shall the payment in clause (c) be included for purposes of the SERP in your “Compensation,” as that term is defined therein. Notwithstanding anything herein to the contrary, the payments described in clauses (b) and (c) shall be contingent on your prior execution and non-revocation of a general release of claims in favor of the Company and its affiliates (the “Release”) within 60 days following your termination date.
7.    Involuntary Termination by the Company or by You for Good Reason Following a Change of Control. Upon termination of your employment by the Company without Cause or by you for Good Reason, in either case during the 12 months following a Change in Control, the Company’s obligations under this Agreement shall terminate except for the Company’s obligation to pay to you the following: (a) any Base Salary earned through the date of your termination of employment, to the extent theretofore unpaid, (b) a lump-sum payment equal to three times the sum of your Base Salary and average Incentive Bonus Payment paid or payable to you for the three completed years prior to the year of such termination, payable within 60 days following your termination of employment, (c) such retirement and other benefits earned you and vested (if applicable) as of the date of the termination of your employment under the terms of any U.S. law governed employee benefit plan of the Company in which you participate, including without limitation all vested benefits due under the SERP and other U.S. retirement plans, all of the foregoing to be paid in the normal course for such payments and in accordance with the terms of such plans, and (d) all outstanding stock options and restricted stock with respect to Crown shares issued under a Crown stock incentive plan and held by you shall become immediately vested and such stock options shall become exercisable and shall remain exercisable for a period of 30 days or such longer period as provided under the terms of such option but in no event beyond the original option expiration date. In no event shall the payment in clause (b) be included for purposes of the SERP your “Compensation,” as that term is defined therein. Notwithstanding anything herein to the contrary, the compensation described in clauses (b) and (d) shall be contingent on your prior execution and non-revocation of the Release within 60 days following your termination date.